EXHIBIT 3.79

ARTICLES OF INCORPORATION

OF

HADEN FARMS, INC.

We hereby associate ourselves to form a stock corporation under the provisions of Chapter 9, Title 13.1, of the Code of Virginia, for 1950, as amended, and to that end set forth the following:

(a) The name of the corporation shall be Haden Farms, Inc.

(b) The powers of this corporation shall be the general powers of similar corporations as defined in Title 13.1, Sec. 627 of the Code of Virginia for 1950, as amended.

(c) The aggregate number of shares of stock which the corporation shall have authority to issue are as follows:

Class	Number of Shares	Par Value Per Share
Common	5,000	No par value

(d) The initial registered office of the corporation shall be P.O. Box 13366, Sixth Floor, Boxley Building, 416 S. Jefferson Street, Roanoke, Virginia 24033, in the City of Roanoke, Virginia.

The name of the initial registered agent of the corporation at such address is Claude D. Carter, who is a resident of the State of Virginia, who is more than 18 years of age, and a member of the Virginia State Bar.

The incorporator has signed the Articles of Incorporation this 28th day of March, 1988.

/s/ Claude D. Carter
Claude D. Carter, Incorporator

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

March 31, 1988

CERTIFICATE OF INCORPORATION

The State Corporation Commission has found the accompanying articles submitted on behalf of

HADEN FARMS, INC.

to comply with the requirements of law, and confirms payment of all related fees.

Therefore, it is ordered that this

CERTIFICATE OF INCORPORATION

be issued, and admitted to record with the articles in this office of the Commission, effective March 31, 1988.

This order and its accompanying articles will be forwarded for filing in the office of the Clerk of the Circuit Court of City of Roanoke following admission to the records of the Commission.

STATE CORPORATION COMMISSION

By	/s/ Elizabeth B. Lacy
Commissioner

Court Number: 217